Black Hills Corporation

2005 Omnibus Incentive Plan

Restricted Stock Award Agreement

(Effective for Awards granted on or after December 10, 2007)

Dear ________________________:

Congratulations on your selection as a Participant of Black Hills Corporation 2005 Omnibus Incentive Plan (the “Plan”). This Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights. Terms used in this Agreement that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement.

Overview of Your Award

1.	Number of Restricted Shares Granted. __________________________

2.	Date of Grant. _______________________________________________

3.	Date of Lapse of Restrictions.

Shares	Date

_____________________________	_____________________________

_____________________________	_____________________________

_____________________________	_____________________________

4.

Employment by the Company. This Restricted Stock is awarded on the condition that the Participant remain in the employ of Black Hills Corporation (the “Company”) from the Date of Grant through (and including) the Dates of Lapse of Restrictions. The Award of this Restricted Stock, however, shall not impose upon the Company any obligations to retain the Participant in its employ for any given period or upon any specific terms of employment.

5.	Certificate Legend. Shares of Restricted Stock granted pursuant to the Plan shall be held by the Company in book entry form and shall be designated to have the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Black Hills Corporation 2005 Omnibus Incentive Plan and in a Restricted Stock Award Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Black Hills Corporation.”

6.

Removal of Restrictions. Except as otherwise provided in the Plan, each of the Shares of Restricted Stock granted under this Agreement shall become freely transferable by the Participant on each of the “Dates of Lapse of Restrictions” set forth on Paragraph 3 herein.

Once the shares are released from the restrictions, the Participant shall be entitled to receive certificates representing the Shares of stock which have been vested, without the restrictive legend required by Paragraph 5 of this Agreement.

Notwithstanding the terms of this Agreement, no stock shall be issued by the Corporation while its stock transfer books are closed.

7.

Voting Rights and Dividends. During the Period of Restriction, the Participant may exercise full voting rights and is entitled to receive all dividends and other distributions paid with respect to the Shares of Restricted Stock while they are held. If any such dividends or distributions are paid in shares of Common Stock of the Company, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were paid.

8.

Termination of Employment By Reasons of Death, Disability, and Vesting in Connection with a Change in Control. In the event the Participant’s employment is terminated by reason of Death, Disability or in the event of a Change in Control prior to the Dates of Lapse of Restrictions, all Shares of Restricted Stock then outstanding shall immediately vest one hundred percent (100%), and as soon as is administratively practicable, the stock certificates representing the Shares of Restricted Stock without any restrictions or legend thereon, shall be delivered to the Participant’s beneficiary or estate.

"Change in Control" of the Company shall be deemed to have occurred (as of a particular day, as specified by the Board) upon the occurrence of any of the following events:

(a)

The acquisition in a transaction or series of transactions by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Company; provided, however, that for purposes of this Agreement, the following acquisitions will not constitute a Change in Control: (A) any acquisition by the Company; (B) any acquisition of common stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof; and (C) any acquisition by any Person pursuant to a transaction which complies with subsections (c) (i), (ii) and (iii), below;

(b)

Individuals who, as of December 31, 2004 are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the

Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c)

Consummation, following shareholder approval, of a reorganization, merger, or consolidation of the Company and/or its subsidiaries, or a sale or other disposition (whether by sale, taxable or non-taxable exchange, formation of a joint venture or otherwise) of fifty percent (50%) or more of the assets of the Company and/or its subsidiaries (each a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were beneficial owners of shares of the common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more that fifty percent (50%) of the combined voting power of the then outstanding shares of the entity resulting from the Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries)(the “Successor Entity”); (ii) no Person (excluding any Successor entity or any employee benefit plan or related trust, of the Company or such Successor Entity) owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of common stock of the Successor Entity, except to the extent that such ownership existed prior to such Business Combination; and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or

(d)

Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with subsections (c) (i), (ii), and (iii) above.

(e)

A Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock as a result of the acquisition of Common Stock by the Company which, by reducing the number of shares of Common Stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock by the Company, and after such stock acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock which increases the percentage of the then outstanding Common Stock Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)

A Change in Control shall not be deemed to occur unless and until all regulatory approvals required in order to effectuate a Change in Control of the Company have been obtained and the transaction constituting the Change in Control has been consummated.

9.

Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death prior to the Dates of Lapse of Restrictions. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

10.

Termination of Employment for Other Reasons, including Retirement. In the event the Participant’s employment is terminated for reasons other than those described in Section 8 herein prior to the Dates of the Lapse of Restrictions, all outstanding Shares of unvested Restricted Stock granted hereunder shall immediately be forfeited by the Participant.

11.

Transferability. This Restricted Stock is not transferable by the Participant, whether voluntarily or involuntarily, by operation of laws or otherwise, during the Restriction Period, except as provided in the Plan. If any assessment, pledge, transfer, or other disposition, voluntary or involuntary, of this Restricted Stock shall be made, or if any attachment, execution, garnishment, or client shall be issued against or placed upon the Restricted Stock, then the Participant’s right to the Restricted Stock shall immediately cease and terminate and the Participant shall promptly forfeit to the Company all Restricted Stock awarded under this Agreement.

12.

Tax Treatment. The following is a brief summary of the principal federal income tax consequences related to grants of restricted stock. This summary is based on the Company’s understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

The value of restricted stock granted to the Participant will be taxable to the Participant in the year in which it is no longer subject to substantial risk of forfeiture (i.e., when the restrictions lapse). When the restrictions lapse, there is an ordinary income tax event to the Participant equal to the number of shares multiplied by the market price of the shares at the time the restrictions lapse. The Participant must satisfy federal and state withholding requirements and may do so by having the Company sell sufficient shares to meet the withholding requirements.

The Participant has the option to make a Code Section 83(b) election on a grant of restricted stock. Code Section 83(b) allows the Participant to choose to be taxed immediately on the amounts received in connection with a substantially “nonvested” right (i.e., compensation that has not been constructively received). This is accomplished by the Participant filing an election with the IRS stating that he or she will pay ordinary income on the value as measured at the time of grant. Any future appreciation in the stock property will be treated as capital gain when sold. This election must be made within 30 days after the stock is received.

If the Participant elects Section 83(b) treatment and later forfeits the subject stock, he or she will not be entitled to any refund for the taxes paid; however, he or she will be entitled to treat the forfeiture as a sale of the stock at a loss (i.e., capital loss) (limited to the amount paid for shares--typically zero).

13.	Withholding.

Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including Participant’s FICA obligation), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Share Withholding. With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the Awards granted hereunder, the Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

14.

Requirements of Law. The issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.

Inability to Obtain Authorization. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

16.

Severability. In the event any provision of this Agreement shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

17.

Continuation of Employment. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

18.

Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of South Dakota without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in South Dakota and agree that such litigation shall be conducted in the courts of Pennington County or the federal courts of the United States for the District of South Dakota, Western Division.

19.

Miscellaneous. The Plan may be amended at any time, and from time to time, by a written instrument approved by the Board of Directors of Black Hills Corporation. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

The Plan and this Agreement are binding upon Participant, as well as his/her heirs, executors, personal representatives, trustees, attorneys, agents, administrators, and successors.

Please refer any questions you may have regarding your restricted stock to ______________________. Once again, congratulations on receipt of your restricted stock.

Sincerely,

_____________________________________________

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation:

Agreement to Participate

By signing a copy of this Agreement and returning it to _____________________ of Black Hills Corporation, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to exercise this Award. Without limiting the generality of the preceding sentence, I understand that my right to exercise this Award is conditioned upon my continued employment with Black Hills Corporation or its Subsidiaries.

___________________________________